Exhibit 10.01

OCEANEERING INTERNATIONAL, INC.
2026 ANNUAL SHORT-TERM INCENTIVE AWARD PROGRAM SUMMARY
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Oceaneering International, Inc. (“Oceaneering,” and together with its subsidiaries, the “Company”) approved a 2026 Annual Short-Term Incentive Award Program (the “Program”) for Employees selected by the Committee, under Oceaneering’s 2020 Incentive Plan (as may be amended from time to time, the “Incentive Plan”), that establishes certain goals for the Company or functional units or business segments thereof in 2026 (the “Program Goals”). The terms “Employee” and “Participant” have the respective meanings set forth in the Incentive Plan.
Under the Program, cash bonuses payable to Participants in the Program are determined by the Committee based on the level of achievement of the Program Goals approved by the Committee and, where applicable, individual goals, weighted as follows:
(a)for Participants serving as a “Senior Officer” (as defined in the Compensation Committee Charter):
60% the Company’s consolidated earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2026, adjusted to remove the net impact of: foreign currency gains and losses; sales of fixed assets and investments resulting in gains or losses; impairments, write-downs and/or write-offs of assets; corporate restructuring expenses; and other unusual items; in each case, as may be approved by the Committee (“Adjusted EBITDA”);
25% the Company’s net cash provided by operating activities less purchases of property and equipment for the year ending December 31, 2026, as approved by the Committee (“Free Cash Flow”);
10% safety goals for the Company; and
5% environmental goals for the Company; and
(b)for other corporate and functional staff Participants:
45% Adjusted EBITDA;
25% Free Cash Flow;
15% individual goals;
10% safety goals for the Company; and
5% environmental goals for the Company; and
(c)for other business segment Participants:
45% Adjusted EBITDA;
25% Free Cash Flow;
15% individual goals;
10% safety goals for the relevant segment; and
5% environmental goals for the Company.
For each Participant under the Program, the cash bonus achievable is an amount, determined in U.S. Dollars, payable on or before March 15, 2027, based on a percentage approved by the Committee or its delegate, applied to: (1) the 2026 annual base salary for each Participant serving as a Senior Officer during 2026; and (2) the annual base salary rate in effect on October 1, 2026 for each of the other Participants.
The foregoing notwithstanding, payments are subject to the Company's Clawback Policy, and the Committee has absolute discretion to approve payment of amounts other than those determined based on the level of achievement of Program Goals and, where applicable, individual goals. Further, the Committee has delegated full authority under the Program to the Chief Executive Officer of Oceaneering (the “CEO”) and the Chief Human Resources Officer of Oceaneering (the “CHRO”), except with respect to any Participant who, at the time of award or payment, serves the Company as: (1) a member of the Board or (2) a Senior Officer; or (3) any other corporate officer appointed by the Board.
In any event, to be eligible to receive a cash bonus under the Program, at the time cash bonuses are paid under the Program, a Participant must be an active Employee in good standing of the Company, unless otherwise determined in the absolute discretion of the Committee or the CEO or the CHRO (within their delegated authority).